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                                                                      Exhibit 21
                                                                      ----------

                             List of Subsidiaries
                                      Of
                                InterTAN, Inc.


                               Jurisdiction of           Name Under Which
Subsidiary Name                  Organization          Subsidiary Operates
---------------                  ------------          -------------------

InterTAN Australia Ltd.       New South Wales (Aus.)   Tandy Electronics

InterTAN Canada Ltd.          Alberta (Can.)           RadioShack

Technotron Sales Corp.        New South Wales (Aus.)   Technotron Sales Corp.
  Pty. Ltd.                                              Pty. Ltd.

InterTAN Texas, Inc.          Texas (U.S.A)            InterTAN Texas, Inc.

Note: The Company sold its subsidiary in the United Kingdom, InterTAN U.K. Ltd., in January, 1999.